Exhibit 12.4


TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF REGISTRANT'S AVERAGE STOCKHOLDERS'
EQUITY (DEFICIT) TO AVERAGE TOTAL ASSETS
(In Thousands, Except Ratios)


                                                              YEAR ENDED APRIL 30,
                                        ------------------------------------------------------------------

                                           1999          1998          1997           1996          1995
                                        ----------    ----------    ----------     ----------    ----------
AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                    $   4,093     $  18,434     $  11,686      $  20,076     $  18,512
 End of period                             (7,816)        4,093        18,434         11,686        20,076

   Average                              $  (1,862)    $  11,264     $  15,060      $  15,881     $  19,294

                                        ==========    ==========    ==========     ==========    ==========


AVERAGE TOTAL ASSETS
 Beginning of period                    $  65,311     $  86,486     $ 77,396       $  88,944     $  97,100
 End of period                             54,987        65,311       86,486          77,396        88,944

   Average                              $  60,149     $  75,899     $ 81,941       $  83,170     $  93,022

                                        ==========    ==========    ==========     ==========    ==========


RATIO OF AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT) TO AVERAGE
 TOTAL ASSETS                               (3.1)%         14.8%        18.4%           19.1%         20.7%